Exhibit 99.2

News Release NYSE: MYE FOR IMMEDIATE RELEASE
Contact(s):
- Donald A. Merril, Vice President & Chief Financial Officer
- Max Barton, Director, Corporate Communications
- Monica Vinay, Director, Investor & Financial Relations
(330) 253-5592
Myers Industries Announces Share Repurchase Plan
May 2, 2011, Akron, Ohio — Myers Industries, Inc. (NYSE: MYE) today announced that its board of directors has authorized a stock repurchase program that enables the company to purchase up to five million shares of its common stock from time to time in the open market. The amount and timing of specific repurchases are subject to market conditions, applicable legal requirements and other factors. The purchases will be funded from existing cash resources and may be suspended or discontinued at any time.
“This authorization reflects our track record of strong cash flow, a positive outlook and commitment to shareholder value,” commented John Orr, president and chief executive officer. “Myers has the financial resources to continue to pursue our growth strategies while at the same time we will look to return value to our shareholders through a stock repurchase program.”
About Myers Industries
Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets. The Company is also the largest wholesale distributor of tools, equipment and supplies for the tire, wheel and undervehicle service industry in the U.S. The Company reported net sales from continuing operations of $737.6 million in 2010. Visit www.myersind.com to learn more.
Caution on Forward-Looking Statements: Statements in this release may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not of historical fact may be deemed “forward-looking.” Words such as “expect,” “believe,” “project,” “plan,” “anticipate,” “intend,” “objective,” “goal,” “view,” and similar expressions identify forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and involve a number of risks and uncertainties, many outside of the Company’s control that could cause actual results to materially differ from those expressed or implied. Risks and uncertainties include: changes in the markets for the Company’s business segments; changes in trends and demands in the markets in which the Company competes; unanticipated downturn in business relationships with customers or their purchases; competitive pressures on sales and pricing; raw material availability, increases in raw material costs, or other production costs; future economic and financial conditions in the United States and around the world; ability to weather the current economic downturn; inability of the Company to meet future capital requirements; claims, litigation and regulatory actions against the Company; changes in laws and regulations affecting the Company; the Company’s ability to execute the components of its Strategic Business Evolution process; and other risks as detailed in the Company’s 10-K and other reports filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its web site at http://www.sec.gov, and from the Company’s Investor Relations section of its web site, at http://www.myersindustries.com. Myers Industries undertakes no obligation to publicly update or revise any forward-looking statements contained herein. These statements speak only as of the date made.
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1293 South Main Street • Akron, Ohio 44301 • (330) 253-5592 • Fax: (330) 761-6156	NYSE / MYE